EXHIBIT 4.4.6

                                                                EXECUTION COPY


                          TRADEMARK SECURITY AGREEMENT


     TRADEMARK SECURITY AGREEMENT, dated as of March 25, 2002, by FOAMEX L.P. (the "Borrower") and each of the other entities listed on the signature pages hereof or which becomes a party hereto pursuant to Section 7.10 of the Security Agreement referred to below (each a "Grantor" and, collectively, the "Grantors"), in favor of Citicorp USA, Inc. ("Citicorp"), as collateral agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, the "Collateral Agent").

                              W I T N E S S E T H:

     WHEREAS, pursuant to the Credit Agreement, dated as of June 12, 1997, as amended and restated as of February 27, 1998, as further amended and restated as of June 29, 1999 and as further amended and restated as of March 25, 2002 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement") entered into among the Borrower, FMXI, Inc., a Delaware corporation and the managing general partner of the Borrower ("FMXI"), the financial institutions from time to time party thereto as lenders (the "Lenders"), the financial institutions from time to time party thereto as issuing banks (the "Issuing Banks"), Citicorp USA, Inc., a Delaware corporation ("Citicorp"), in its capacities as the administrative agent and the collateral agent for the Lenders and the Issuing Banks thereunder (in such capacities, the "Administrative Agent" and the "Collateral Agent," respectively) and The Bank of Nova Scotia, in its capacities as syndication agent and funding agent for the Lenders and the Issuing Banks, the Lenders and the Issuing Banks have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein; and

     WHEREAS, the Grantors other than the Borrower are party to the Guaranty pursuant to which they have guaranteed the Obligations; and

     WHEREAS, all the Grantors are party to an Amended and Restated Pledge and Security Agreement of even date herewith in favor of the Collateral Agent (the "Security Agreement") pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;

     NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the Issuing Banks and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders and the Issuing Banks to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent as follows:

     SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement or in the Security Agreement and used herein have the meaning given to them in the Credit Agreement or the Security Agreement.

     SECTION 2. Grant of Security Interest in Trademark Collateral. Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the "Trademark Collateral"):

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     (a) all of its  Trademarks  and Trademark  Licenses to which it is a party, including those referred to on Schedule I hereto;

     (b) all reissues, continuations or extensions of the foregoing;

     (c) all goodwill of the business connected with the use of, and symbolized by, each Trademark and each Trademark License; and

     (d) all Proceeds of the foregoing, including any claim by Grantor against third parties for past, present, future (i) infringement or dilution of any Trademark or Trademark licensed under any Trademark License or (ii) injury to the goodwill associated with any Trademark or any Trademark licensed under any Trademark License.

     SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.


                            [signature page follows]

     IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.


                                            Very truly yours,

                                            Foamex L.P.


                                            By FMXI, Inc.
                                               its Managing General Partner


                                            By:  /s/ George L. Karpinski
                                                 --------------------------
                                                 Name:  George L. Karpinski
                                                 Title: Vice President


                                            Foamex Carpet Cushion LLC


                                            By:  /s/ George L. Karpinski
                                                 --------------------------
                                                 Name:  George L. Karpinski
                                                 Title: Vice President


Accepted and Agreed:

CITICORP USA, INC., as Collateral Agent


By:  /s/ James R. Williams
     ---------------------------
     Name:  James R. Williams
     Title: Vice President